[WACHOVIA LOGO]	The Money Store Asset Backed Certificates Series 1998-I Statement To Certificateholder	Record Date: 12/31/02 Determination Date: 01/10/03 Distribution Date: 01/15/03 4

Certificate Information

	Interest	Carry Forward	Applied Realized	Realized	Unpaid Realized
	Requirement	Amount	Loss Amount	Loss Amount	Loss Amount

AH	0.00	0.00	0.00	0.00	0.00
MH-1	27,497.92	0.00	0.00	0.00	0.00
MH-2	27,577.08	0.00	0.00	0.00	0.00
BH	34,743.75	0.00	0.00	0.00	0.00

Wells Fargo Bank Minnesota, N. A. Securities Administration Services 7485 New Horizon Way Frederick, MD 21703	Customer Service — CTSLink Telephone: 301-815-6600 Fax: 301-846-8152

[WACHOVIA LOGO]	The Money Store Asset Backed Certificates Series 1998-I Statement To Certificateholder	Record Date: 12/31/02 Determination Date: 01/10/03 Distribution Date: 01/15/03 4

Schedule of Remittance

Aggregate Amount Received	2,687,855.95
(Contingency Fee)	(8,945.03)
(Escrow)	(20,901.42)
(Late Charges)	(25,314.96)
(Servicer Fee)	(8,945.04)
(Unreimbursed Monthly Advance)	0.00
Monthly Advance	22,707.84

(41,398.61)
Available Remittance Amount	2,646,457.34

EXHIBIT L

Outstanding Balance	42,668,505.75
# Accounts	2,502

Fees

Contingency Fee	8,945.03
Expense Account	745.83
FHA Premium Account	2,313.37
Servicer Fee	8,945.04
Trust Administrator Fee	541.61
FHA Custodian Fee	18.68
Reimbursable to the Servicer — FHA Account	164.47

Prior Three Months Weighted Average Mortgage Interest Rates

9/02	10/02	11/02

12.906%	12.903%	12.918%

Delinquent Infor.	# Loans	Amount	Percentage
Delinquent 1-29 Days	499	9,304,870.28	21.81%
Delinquent 30-59 Days	131	2,293,352.11	5.37%
Delinquent 60-89 Days	55	950,124.15	2.23%
Delinquent 90 and over	43	841,654.69	1.97%
Loans in Foreclosure	33	629,872.83	1.48%
REO Property	7	127,337.22	0.30%

Totals	768	14,147,211.28	33.16%

Wells Fargo Bank Minnesota, N. A. Securities Administration Services 7485 New Horizon Way Frederick, MD 21703	Customer Service — CTSLink Telephone: 301-815-6600 Fax: 301-846-8152

[WACHOVIA LOGO]	The Money Store Asset Backed Certificates Series 1998-I Statement To Certificateholder	Record Date: 12/31/02 Determination Date: 01/10/03 Distribution Date: 01/15/03 4

Collateral Information

Accelerated Principal Distribution		373,501.56
Adjusted Mortgage Interest Rate		12.342%
Aggregate Beginning Principal Balance of Loans		44,822,872.45
Aggregate Ending Principal Balance of Loans		42,668,505.75
Available Maximum Subordination Amount		10,365,776.00
Class X Remittance Amount Payable Pursuant to section 6.08(d)(z)(xix)		472,085.14
Compensating Interest		60.15
Curtailments		106,289.36
Excess and Monthly Payments		142,842.56
FHA Payments and Related Payments Received		0.00
FHA Claims Filed During the Due Period		0.00
FHA Claims Paid during the Due Period		0.00
FHA Claims Denied by FHA During the Period		0.00
FHA Claims Pending by FHA during the Period		24,496.36
FHA Cumulative Claims Paid		2,114,693.99
Interest Received		459,248.37
Libor		1.42000%
Monthly Excess Spread Percentage		100.000%
Net Funds Cap		12.404%
Supplemental Account Interest Payment For:
Class AH		0.00
Class MH-1		0.00
Class MH-2		0.00
Class BH		0.00
Payments And Reimbursements to the Servicers Pursuant to:
SECTION 5.04 (b)		0.00
SECTION 5.04 (c)		0.00
SECTION 5.04 (d)(ii)		0.00
SECTION 5.04 (e)		0.00
SECTION 5.04 (f)(i)		17,890.07
Principal Prepayments (Number / Amount)	106	1,692,683.25
Realized Losses (Current / Cumulative)	212,551.53	32,047,109.81
Reserve Amount		0.00
Specified Subordinated Amount		10,300,000.00
Subordinated Amount		72,872.45
WAC		12.924%
WAM		184.40
Class Adjusted Mortgage Loan Remittance Rate		2.387%

Wells Fargo Bank Minnesota, N. A. Securities Administration Services 7485 New Horizon Way Frederick, MD 21703	Customer Service — CTSLink Telephone: 301-815-6600 Fax: 301-846-8152